Exhibit 99.1

CEVA, Inc. to refrain from further proposals to acquire MIPS operating business

MOUNTAIN VIEW, Calif., – December 17, 2012 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, portable and consumer electronic markets, announced today that it would not submit any further proposal to acquire the operating business of MIPS Technologies, Inc.

Gideon Wertheizer, CEO of CEVA, commented: “While CEVA’s Board of Directors and management believed there was strategic merit in the combination of CEVA with MIPS, further increasing the purchase price would not meet our financial objectives. We believe it is in the best interests of our shareholders that our available cash be reserved for other potential opportunities in the future. As part of our corporate business strategy, we will continue to seek and evaluate complementary technologies and businesses that will meet our strategic and financial objectives.”

CEVA’s dominant leadership position in DSP licensing has enabled the company to strategically expand its addressable markets in recent years to leverage on the major trends in DSP processing. Today, the company offers a comprehensive portfolio of DSPs and platform IP for communications & connectivity, audio & voice and imaging & vision, all of which offer CEVA’s customers significant cost efficiencies and time-to-market savings for next generation products. With more than 40% market share worldwide today in the cellular baseband market, CEVA’s market leadership is set to carry forward into the LTE, and LTE-Advanced markets, with more than 20 design wins secured to date.

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (computer vision, image enhancements and HD audio), voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2011, CEVA’s IP was shipped in over 1 billion devices and powers handsets from every top handset OEM, including Nokia, Samsung, HTC, LG, Motorola, Sony, Huawei and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com